EXHIBIT 16.1

April 21, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of 89bio, Inc.’s Form 8-K dated April 21, 2020, and have the following comments:

1.

We are in agreement with the statements made paragraphs three, four and five of Item 4.01(a). We agree with the statement in Paragraph 2 that we were notified that we were dismissed as 89bio’s independent registered public accounting firm, effective immediately.

2.	We have no basis upon which to agree or disagree with other statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP